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MEDTRONIC plc

RESTRICTED STOCK UNIT AWARD AGREEMENT 2021
MEDTRONIC PLC LONG TERM INCENTIVE PLAN

Name:
Employee ID:
Client Grant ID:
Grant Date:
Grant Price:
Grant Type:
Shares Awarded:
1.Restricted Stock Units Award. Medtronic plc, an Irish public limited company (the “Company”), hereby awards to the individual named above Restricted Stock Units, in the number and on the Grant Date as each is set forth above. The Restricted Stock Units represent the right to receive ordinary shares of the Company, par value $0.0001 per share (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Unit Award Agreement (the “Agreement”) and in the 2021 Medtronic plc Long Term Incentive Plan (the “Plan”). Unless otherwise defined in the Agreement, a capitalized term in the Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan will govern.

2.Vesting & Distribution. The Restricted Stock Units will vest ratably on the first, second, third and fourth anniversaries of the Grant Date. The Company will issue to you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 5, below) within six weeks following each applicable vesting date, provided that you have not incurred a Termination of Employment prior to such vesting date (the “Restricted Period”). Notwithstanding the preceding sentence, if you incur a Termination of Employment during the Restricted Period as a result of your death, Disability or Retirement, you will vest in the next tranche of your Restricted Stock Units on a pro rata basis (based on the length of time you were employed during the applicable portion of the Restricted Period), and the Company will issue you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 5, below) within six weeks following your separation from service. Any portion of the Restricted Stock Units that does not vest in accordance with the foregoing will automatically be forfeited and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such Termination of Employment. Upon your Termination of Employment during the Restricted Period for any reason other than death, Disability or Retirement, the Restricted Stock Units will automatically be forfeited in full and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such Termination of Employment. For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to it under the Global Disability Policy maintained by the Committee or its delegate and the term “Retirement” shall mean the earlier of: (i) Termination of Employment from the Company or an Affiliate on or after attaining age 55 with 10 years of service; (ii) Termination of Employment on or after attaining age 62; or (iii) if, on your termination date, you are employed in a country (i.e., receiving pay and benefits from that country) that is designated on the Global Retirement Policy maintained by the Committee or its delegate, the age or combination of age and service specifically for such country on the Global Retirement Policy.

3.Forfeiture. If you have received or are entitled to receive delivery of Shares as a result of this Agreement within the period beginning six months prior to the date of your Termination of Employment and ending twelve months following the date of your Termination of Employment, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Shares received or receivable with respect to this Restricted Stock Units award, in the event that you engage in any of the following activities:

a.performing services for or on behalf of any competitor of, or competing with, the Company or any Affiliate, within six months of the date of your Termination of Employment;

b.unauthorized disclosure of material proprietary information of the Company or any Affiliate;

c.a violation of applicable business ethics policies or business policies of the Company or any Affiliate; or

d.any other occurrence determined by the Committee.

The Company’s right to require forfeiture must be exercised not later than 90 days after the Company acquires actual knowledge of such an activity but in no event later than twelve months after your Termination of Employment. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 3 by terminating the Restricted Stock Units awarded under this Agreement.

If you fail or refuse to forfeit the cash and/or shares of Common Stock demanded by the Company (the number of such shares of Common Stock as may be adjusted for any events described in Section 3.4 of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of your Termination of Employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

For purposes of this Section 3, forfeiture of Common Stock shall be effected by the redemption of such Common Stock in accordance with the Articles of Association of the Company and to the extent permissible under applicable law.

Notwithstanding the foregoing, this Section 3 shall have no application following a Change of Control, nor shall the Company’s Incentive Compensation Forfeiture Policy apply following a Change of Control to the Restricted Stock Units awarded pursuant to this Agreement or to any proceeds in respect of such award.

4.Change of Control. Notwithstanding anything in Section 2 of this Agreement to the contrary, if a Change of Control of the Company occurs during the Restricted Period, then the Restricted Stock Units will become 100% vested upon such Change of Control, and the Company will issue to you a number of Shares equal to the number of Restricted Stock Units (including any dividend equivalents described in Section 5, below) within six weeks following the Change of Control, provided that no such vesting or issuance shall occur if the Restricted Stock Units are replaced or continued by a Replacement Award that satisfies the requirements of Section 10.1(b) of the Plan. In the event that the Restricted Stock Units are replaced by a Replacement Award and you incur a Termination of Employment during the two years following a Change of Control by the Company without Cause or by you for Good Reason, such Replacement Award shall vest in full and be settled within six weeks following your Termination of Employment.

5.Dividend Equivalents. You are entitled to receive dividend equivalents on the Restricted Stock Units generally in the same manner and at the same time as if each Restricted Stock Unit were a Share. These dividend equivalents will be credited to you in the form of additional Restricted Stock Units. The additional Restricted Stock Units will be subject to the terms of this Agreement.

6.Clawback; Repayment. The Restricted Stock Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time, and (ii) applicable law. In addition, if you receive any amount in excess of the amount that you should have otherwise received under the terms of the Restricted Stock Units for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Committee may provide that you shall be required to repay any such excess amount to the Company and its Subsidiaries.

7.Withhold Taxes. You are responsible to promptly pay any Social Security and Medicare taxes (together, “FICA”) due upon vesting of the Restricted Stock Units, and any Federal, State, and local taxes due upon distribution of the Shares. The Company and its Subsidiaries are authorized to deduct from any payment to you any such taxes required to be withheld. As described in Section 15.4 of the Plan and to the extent permissible under applicable law, you may elect to have the Company withhold a portion of the Shares issued upon settlement of the Restricted Stock Units to satisfy all or part of the withholding tax requirements. You may also elect, at the time you vest in the Restricted Stock Units, to pay your FICA liability due with respect to those Restricted Stock Units out of those units. If you choose to do so, the Company will reduce the number of your vested Restricted Stock Units accordingly. The amount that is applied to pay FICA will be subject to Federal, State, and local taxes.

8.Limitation of Rights. Except as set forth in the Agreement, until the Shares are issued to you in settlement of your Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of this Agreement. Further, you may not transfer or assign your rights under the Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of this Agreement.

9.No Employment Contract. Nothing contained in the Plan or Agreement creates any right to your continued employment or otherwise affects your status as an employee at will. You hereby acknowledge that the Company and you each have the right to terminate your employment at any time for any reason or for no reason at all.

10.Amendment to Agreement Under Section 409A of the Code. You acknowledge that the Agreement and the Plan are intended to be exempt from Section 409A of the Code, and that changes may need to be made to the Agreement to avoid adverse tax consequences under Section 409A of the Code. You agree that following the issuance of such rules, the Company may amend this Agreement as it deems necessary or desirable to avoid such adverse tax consequences; provided, however, that the Company shall accomplish such amendments in a manner that preserves your intended benefits under the Agreement to the greatest extent possible.

11.Governing Law, Venue and Personal Jurisdiction. Notwithstanding anything contrary in the Plan, the validity, enforceability, construction and interpretation of the Plan or Agreement shall be governed by the laws of the State of Minnesota. You irrevocably waive any right to have the laws of any state or nation or other legal jurisdiction other than the State of Minnesota apply to the Plan or Agreement. Any dispute regarding the Plan or Agreement shall be exclusively decided by a state court in the State of Minnesota, and you irrevocably waive any right to have any such disputes decided in any jurisdiction or venue other than a state court in the State of Minnesota. You irrevocably consent to the personal jurisdiction of the state courts in the State of Minnesota for the purposes of any action arising out of or related to the Plan or Agreement, and irrevocably waive any right to remove any case commenced by Medtronic from a state court in the State of Minnesota to any federal court.

12.Agreement. You agree to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective. You are deemed to consent to the application of all of the terms and conditions set forth in this Agreement and the Plan unless you contact HROC-Stock Administration at the address set forth below in writing within thirty (30) days of receiving the grant package. Receipt by the Company of your non-consent will nullify this award unless otherwise agreed to in writing by you and the Company.

Medtronic Stock Administration Medtronic plc
c/o Medtronic, Inc.
800 53rd Ave NE #SLK32
Minneapolis, MN 55432

askhr@medtronic.com 888-422-1500